Exhibit 99.1

May 24, 2024

Better Choice Company Receives Letter from NYSE Regulation

NEW YORK, May 24, 2024 (GLOBE NEWSWIRE) — Better Choice Company Inc. (NYSE American: BTTR) (the “Company” or “Better Choice”), a pet health and wellness company, announced today that it received a warning letter from NYSE Regulation regarding the Company’s disclosure of material news in a manner that did not comply with the NYSE American Company Guide (the “Company Guide”).

Section 401(a) of the Company Guide requires a listed company “to make immediate public disclosure of all material information concerning its affairs” and that “when such disclosure is to be made between 7:00 A.M. and 4:00 P.M., Eastern Time, it is essential that the Exchange be notified at least ten minutes prior to the announcement.”

At approximately 12:50 P.M. Eastern Time on May 17, 2024, the Company issued a press release announcing its First Quarter 2024 Results, which was a material news disclosure. In doing so, the Company did not comply with Section 401(a) of the Company Guide by notifying the Exchange before issuing the announcement or providing the Exchange an advance copy of the announcement. As such, on May 21, 2024, the Company received a warning letter from NYSE Regulation in accordance with Section 1009(a)(i) of the Company Guide, to notify the Company of the noncompliance.

About Better Choice Company Inc.

Better Choice Company Inc. is a rapidly growing pet health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to pet health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted pet health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo brand, which is focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Better Choice Company, Inc.

Kent Cunningham, CEO

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com

Source: Better Choice Company Inc.